Exhibit 1.2

August 20, 2015

Board of Directors
GIA Investments Corp.
Room B1, 14F, Number 85, Section 4
Ren’ai Road, Da’an District
Taipei City, Taiwan

Re:   Form 8-K

To Whom It May Concern:

I have received and reviewed a copy of the Current Report on Form 8-K dated August 18, 2015, to be filed with the Securities and Exchange Commission and the disclosures made pursuant to Item 5.02 thereof.  I have no disagreements with the disclosures made by the Company as they pertain to my decision to resign from the Company’s Board of Directors.

I hereby consent to the inclusion of this letter as an exhibit to that Current Report.

Sincerely,

/s/ Heer Hsiao

Heer Hsiao